Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106502) of Socket Mobile, Inc. of our report dated June 19, 2008, with respect to the statements of net assets available for benefits of the Socket Mobile, Inc. 401(k) Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2007 annual report on Form 11-K of the Socket Mobile, Inc. 401(k) Plan.

/s/ MOHLER, NIXON & WILLIAMS
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 19, 2008

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